SUPREME COURT OF THE STATE OF NEW YORK

COUNTY OF NEW YORK

ALPHA CAPITAL ANSTALT, Plaintiff, -against- AMARANTUS BIOSCIENCES, INC., Defendant.	Index No. 653962/2012 STIPULATION OF DISCONTINUANCE

IT IS HEREBY STIPULATED BETWEEN THE PARTIES, that this action is dismissed with prejudice. A faxed signature shall be deemed an original for the purposes of this stipulation.

Dated:	Valley Stream, New York
February 14, 2013

Grushko & Mittman, P.C.	JSBarkats PLLC

By: /s/ Eliezer Drew	By: /s/ Moneesh K. Bakshi
Eliezer Drew, Esq.	Moneesh K. Bakshi, Esq.
Attorneys for Plaintiff	Attorneys for Defendant
515 Rockaway Avenue	18 East 41st Street, 19th Floor
Valley Stream, New York 11581	New York, New York 10017
(212) 697–9500	(646) 502–7001